EXHIBIT 99.1

News Release

Ontrak Appoints CVS Health’s Chief Transformation Officer, Jonathan Mayhew, as Chief Executive Officer

Founder and Majority Shareholder, Terren Peizer, named Executive Chairman.

Mayhew brings proven public company leadership experience
with multi-billion-dollar businesses

Santa Monica, CA – March 16, 2021 Ontrak, Inc (NASDAQ: OTRK) (“Ontrak” or the “Company”), a leading AI-powered and telehealth-enabled, virtualized healthcare company, today announced the appointment of CVS Health (NYSE: CVS) Executive Vice President and Chief Transformation Officer Jonathan Mayhew as Ontrak Chief Executive Officer effective April 12, 2021. Terren Peizer, who founded the company 17 years ago and served as CEO and Chairman through the company’s launch and expansion of national health plan contracts, was named Executive Chairman. Peizer will continue to serve as Chairman of the Ontrak Board of Directors and remains majority shareholder.

“It’s been a tremendous honor to serve as CEO of Ontrak since founding the company, and I’m incredibly proud of the accomplishments of our 700-person team,” said Terren Peizer, Chairman and CEO. “I have long looked forward to handing over the CEO reins to an executive of Jonathan’s stature, and the Ontrak Board of Directors and I are confident that he is the right leader to build upon our growth trajectory and scale the business. Jonathan is a seasoned leader with deep experience building and leading multi-billion-dollar businesses, strong relationships with C-Suite executives in the healthcare industry, and a proven track record of delivering record growth. I very much look forward to supporting Jonathan. In my new role as Executive Chairman, I will continue to focus on our capital formation and shareholder value-added transactions, drive our mission-driven culture, and collaborate with Jonathan on our long-term growth strategy. Jonathan will assume day-to-day leadership of Ontrak on April 12.”

Jonathan Mayhew stated, “Ontrak is a high growth, high potential company with a very exciting future. The company has industry-leading engagement and member satisfaction scores, third-party validated savings and ROI, and lasting clinical outcomes with the most challenging care-avoidant, high acuity members that represent 44% of the health industry’s medical expense. This is an irresistible opportunity for me to lead a company with an exceptionally talented team and to develop an integrated intervention platform for behavioral health powered by the market’s best engagement engine.”

As Executive Vice President CVS Health and Chief Transformation Officer until April 2021, Mayhew had enterprise-wide oversight of the entire portfolio of CVS business transformation initiatives and played a key role in shaping CVS Health’s integrated value story. Previously, he was President of U.S. Markets for the Aetna Health Care Business (HCB), where he was responsible for $52B in revenue and $4.3B in operating income for all commercial and Medicare lines of business. He was also responsible for commercial and Medicare sales and account management, all provider contracting and provider relations activities (including joint ventures and high-performance network arrangements). Under Mayhew’s leadership, the Aetna Markets Organization achieved record growth (of 18% in Medicare; and 4% in commercial), and launched innovative, customer-focused solutions to 17 million medical members nationwide, resulting in unprecedented national account sales and retention. Prior to joining Aetna, Mayhew was a founding principal, CEO and President of Freedom Disability. Mayhew also held senior leadership roles at Cigna, where he served as Senior Vice President of Product, Marketing and Strategy for the enterprise, and President of the Northeast Region.

About Ontrak, Inc.

Ontrak, Inc. (f/k/a Catasys, Inc.) is a leading AI and telehealth enabled, virtualized healthcare company, whose mission is to help improve the health and save the lives of as many people as possible. The company’s PRE™ (Predict-Recommend-Engage) platform predicts people whose chronic disease will improve with behavior change, recommends effective care pathways that people are willing to follow, and engages people who are not getting the care they need. By combining predictive analytics with human engagement, Ontrak delivers improved member health and validated outcomes and savings to healthcare payers.

The company’s integrated, technology-enabled Ontrak™ programs, a critical component of the PRE platform, are designed to provide healthcare solutions to members with behavioral conditions that cause or exacerbate chronic medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

Ontrak has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance.

Ontrak integrates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaching and in-market Community Care Coordinators who address the social and environmental determinants of health, including loneliness. The company’s programs improve member health and deliver validated cost savings to healthcare payers of between 40 and 50 percent for enrolled members.

Learn more at www.ontrak-inc.com

Investors:
Caroline Paul
Gilmartin Group
investors@ontrak-inc.com

Cautionary Note Regarding Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. Forward looking statements may include statements regarding our proprietary IP and technological innovation allowing us to identify, engage, and create lasting behavior change in the lives of those with unaddressed behavioral health conditions and chronic disease. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
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